Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

EVENT DATE/TIME: AUGUST 02, 2012 / 01:00PM GMT

OVERVIEW:

Co. reported 2Q12 revenues of $396.2m and fully-diluted EPS of $0.18. Expects full-year 2012 revenue to be $1.56-1.58b and adjusted EPS to be $2.15-2.35.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting, Inc. - Assistant VP

Jack Dunn FTI Consulting, Inc. - President, CEO

Roger Carlile FTI Consulting, Inc. - CFO

Dennis Shaughnessy FTI Consulting, Inc. - Chairman

CONFERENCE CALL PARTICIPANTS

Tim McHugh William Blair & Company - Analyst

Dan Leben Robert W. Baird & Company, Inc. - Analyst

Paul Ginocchio Deutsche Bank - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

Kevin McVeigh Macquarie Research - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

David Gold Sidoti & Company - Analyst

Jim Janesky Avondale Partners - Analyst

PRESENTATION

Operator

Good day, and welcome to the FTI Consulting second quarter earnings conference call. As a reminder, today’s call is being recorded. Now, for opening remarks and introductions, I would like to turn the conference over to Miss Mollie Hawkes. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - Assistant VP

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s second quarter 2012 results as reported yesterday evening. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind you that this call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results, expectations, plans or intentions, business trends and other information that is not historical, including statements regarding estimates of our future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking results, investors should review the Safe Harbor statement in the earnings press release issued yesterday evening, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our most recent Form 10-K and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call.

During the call, we may discuss certain non-GAAP financial measures, such as adjusted EBITDA, adjusted segment EBITDA, adjusted net income and adjusted earnings per share. For a discussion of these non-GAAP financial measures, as well as our reconciliation of these non-GAAP financial measures to the most closely-comparable GAAP measures, investors should review the press release and the accompanying financial tables we issued yesterday evening.

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - President, CEO

Thank you, Molly. Welcome and thank you to everyone for joining us today. With me on the call are Dennis Shaughnessy, our Chairman, Roger Carlile, our Chief Financial Officer, and David Bannister, our Chairman of North America. First we would like to give you a brief overview of quarter, next share the some of the elements behind our guidance, and then, most importantly, get to your questions.

In the second quarter we saw continued strong demand in our Economic Consulting and Corporate Finance/Restructuring segments. In Economics, this was based on antitrust and a surprisingly strong M&A -related activity and on financial economics, especially matters related to fall out from the financial crisis for mortgage backed securities, and auction rate securities, and derivatives litigation, to more recently municipal bid rigging, now the LIBOR and Eurobor matters.

In Corporate Finance/Restructuring, we saw continuing demand for bankruptcy and restructuring matters in North America. It is an interesting market on the creditor side, credit markets continued to fund, or refund some transactions that would ordinarily be counted as (Inaudible), while on the debtor side, we saw increasing — increasingly companies moving to preemptively structure and restructure in anticipation, possibly, of even tougher credit and economic environments ahead.

For the quarter, revenues were $396.2 million. The impact of foreign currency translation reduced our consolidated revenues by approximately 1%, or about $4.5 million. adjusted EBITDA was $66.6 million, or 16.8% of revenues. Fully diluted earnings per share for the quarter were [up] $0.18, including the previously announced special charge of $26.8 million which reduced fully diluted earnings per share by $0.42. For the quarter, adjusted earnings per share were $0.60. Both fully diluted earnings per share and adjusted earnings per share included a $4.1 million revaluation gain, which increased fully diluted earnings per share and adjusted earnings per share by $0.10. Roger will discuss these results in more detail in a moment.

As previously announced, we took actions during the quarter to further address our markets, and reduced our costs [per] footprint. These actions are expected to result in $14.9 million of savings over the remainder of 2012, which will improve our profitability as we look ahead to a difficult global economic environment, and the election cycle in the United States. At the same time, we continued to make important investments in our business, including the launch of our Technology segment in Asia Pacific region, and the expansion of both our Health Care and our Energy Industry practices. As we look forward for the remainder of the year in 2013, there are a couple of trends on which we are particularly focused.

First, as I mentioned above, is the litigation and related activities stemming from the financial crisis, the latest manifestation being the LIBOR probe. We already have multiple engagements there, and like the others that relate to the crisis, derivatives, bid rigging, security cases, these are complex and we are now reaching the discovery phase. This should be a positive sign for us going forward. The second is the rise in whistle blower complaints proceeding at an unheralded pace. FTC officials have reported seeing as many as eight to ten complaints daily, as informants seek to cash in on the new provisions of Dodd-Frank. I think, given recent events, these are things the FTC can’t ignore, and I think again it’s another — while it’s impossible to say what percentage will turn into full-scale global investigations, we have already seen them develop into major issues and full-blown investigations.

As I say, it is something that the SEC, given the current environment, can’t ignore. Third, while FCPA investigations have always been a part of our services and are continuing at a steady pace, they are becoming increasingly more global and complex. This trend leads to increased complex e-discovery engagements, for which we anticipation companies will continue to demand larger scale engagements, with more robust software and more global consultants, and deeper investigative and litigative knowledge. A simple software solution is no longer enough. In addition, often these and other type of fraud investigations developed into monitorship situations, where we are well-qualified to assist our clients.

From a practice perspective, our results for the quarter reflected the diverse nature of services, and also the markets in which we provide them. As stated earlier, our results were led by strong performance in our Economic Consulting and Corporate Finance/Restructuring segments. At the same time, challenging market conditions, led by uncertainty in the global economic and regulatory landscape have continued to weigh on corporate and capital markets activity and spending, which remain at very low levels globally. Despite these reduced levels of capital and market activity, our Strategic Communications segment maintained its global M&A standing, again topping the global M&A lead tables by deal volume during the quarter.

Turning more specifically to individual segment performance, Corporate Finance/Restructuring benefited from continuing demand for North America bankruptcy and restructuring services, coupled with higher demand across the Pacific region. In addition, strategic actions we made to strengthen the Corporate Finance/Restructuring segment over the last year drove a year-over-year increase in gross margin of almost 620 basis points.

Looking ahead, we see continued demand for bankruptcy and restructuring engagements in the U.S. and in Latin America that should benefit us as we move through the rest of the year, and interestingly, more and more people in the industry believe that the real action may be in Europe in the year ahead, and this includes [predictably] hedge fund managers who look at these situations. Results in our Economic Consulting segment were driven by continued strong demand as we mentioned for antitrust, surprising demand for M&A -related activity, and financial economics, predominantly in North America. This growth was somewhat tempered by lower demand for international arbitration and valuation practices in EMEA. While the number of M&A transactions is at historically low levels, so-called [first look] engagements in this segment continued to be a bright spot, especially as they would seem to portend actionable assignments as soon as the political and financial environments become more resolved and transparent in the coming months.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

The Forensic and Litigation Consulting segment saw growth in its Latin America global risks and investigations practice, as well as in its global Financial and Enterprise Data Analytics, or FEDA practice. While we saw some decreased demand in North America and EMEA, the trend in litigation arising from the financial crisis that I mentioned above, should also benefit this segment. Most interesting to me, in FEDA we have developed proprietary data analytics products in the area of mortgage-backed securities that should provide us a unique advantage in competing for cases as they reach the discovery and then trial phases, where the heavy lifting is done. In addition, as we saw this year in Corporate Finance/Restructuring, we would expect to see improved financial performance in the second half of 2012 in Forensic and Litigation Consulting as a result of the actions we took in the second quarter.

Technology was impacted by weaker demand for processing of electronically-stored information from certain product liability and intellectual property matters. Also, lower pricing for on-demand hosting, and lower average pricing for consulting services due to staff mix in the quarter partially offset — was partially offset by continued growth in the number of pages we host in our on-demand hosting services. While we are seeing several of our largest client projects ramp down, we are increasingly optimistic regarding the number of new client engagements building in this segment, and reaction to our recent release of Ringtail 8.2.

What remains most interesting to me, however, in the segment, is the continued momentum towards more sophisticated and larger players, both on the supplier side and on the buyer side, and I think in the next couple of months and year ahead, you will see a continuing move to the consolidation of the practice where a number of people who can guarantee the quality, provide the scale, and have global reach will be the real beneficiaries of this market consolidation.

In Strategic Communications, we saw fewer M&A -related projects in Asia-Pacific, and pricing pressure on retainer fees in EMEA and North America. We did see more retainer work in Latin America, however, indicative of the economy there. In spite of the headwinds, we maintained our leadership position in all of the key markets, and are well-positioned to take advantage of the conditions when they improve. Strategic Communications growth opportunities remain broad-based, ranging from restructuring, (Inaudible) capital markets and corporate communications engagements, to employee engagement assignments across several industries with particular strength in energy, natural resources and health care.

From a geographic perspective, second quarter revenue results appear well correlated to headlines from the day’s papers, reflecting relative areas of prosperity and gloom. Activities in Latin America grew by 23% year-over-year, driven by noteworthy growth in our Economic Consulting and Forensic and Litigation Consulting segments. Not only are all of our services now represented in Latin America, more importantly we now have critical mass in each of them, and saw good revenue growth reflective of the nature of the economic activity in this vibrant part of the world during the quarter.

In Asia-Pacific, revenue grew by 6%. While not quite up to the excellent growth rates we saw most of last year, results were good, considering a decline in some M&A work there, especially the slowing of China’s natural resource acquisitions activities in the region, as it focused on other areas.

In EMEA, which I’ve referred to — Europe, the Middle East and Africa — revenue decreased 14% as the result of the continued macroeconomic slowdown in the region. Remember, the largest component of the practice is Strategic Communications, which is the most sensitive to the economic slowdown.

Activities in North America were flat year-over-year. The results were impacted by a slowing economic environment, an uncertain political backdrop, and lackluster capital markets activity. Looking ahead given the current macro backdrop, the second half of the year guidance reflects a cautious outlook, which in North America is driven by continuing paralysis we see in Washington until there is some clarity on tax and economic policy, and abroad with the continuing eurozone unease about credit markets.

Longer term, it is clear that we are entering a more aggressive regulatory and enforcement environment with continuing litigation and ever-increasing global transactions. This environment should bode very well for large consulting firms with global reach and reputations like FTI Consulting. We remain confident in our realigned Technology and Forensic and Litigation Consulting segments.

In Technology, larger engagements are trending towards companies with more scale, who are viewed as the safer plays in the marketplace, as the buying decisions increasingly going towards corporate America. We continue to see a need in applications for Technology segment internationally, and (Inaudible) our investing around the globe, most recently in Asia-Pacific.

In Forensic and Litigation Consulting, as I mentioned before, we have seen a recent uptick in whistle blowing complaints and stable demand for FCPA and financial investigations. In Strategic Communications, while we are maintaining our leadership position and market share in all of our key markets, and we are well-positioned to take advantage of the conditions as they improve, we also are not sitting still. We are moving ahead to grow our company in areas of global affairs and corporate communications so that we can diversify somewhat from our dependence on the two areas mentioned.

In closing, we now expect that revenues for 2012 will between $1.56 billion and $1.58 billion, and adjusted EPS between $2.15 and $2.35. This guidance assumes no acquisitions and share repurchases. With that, I would like to turn it over to Roger to talk about several of the items that occurred during the second quarter. Roger?

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

Roger Carlile - FTI Consulting, Inc. - CFO

Thanks, Jack. As mentioned in our press release, our second quarter results included two items which bear a little further discussion. First was the previously announced special charge of $26.8 million, which results from head count reduction and real estate consolidation actions, and the second was the $4.1 million revaluation gain which resulted from the remeasurement of acquisition-related contingent consideration. To better understand the impact of the special charge on the segments, I wanted to provide a little breakdown of that. For Corporate Finance/Restructuring, they recorded a special charge in the quarter of $11.1 million, which is expected to yield $1.7 million in savings over the remainder of 2012.

In Economic Consulting, they recorded a special charge in the quarter of $800,000, which is expected to yield $500,000 in savings over the remainder of 2012. For the Forensic and Litigation Consulting segment, they recorded a special charge in the quarter of $7.3 million which, in conjunction with other voluntary actions and salary reductions taken during the quarter, are expected to yield $7.2 million in savings over the remainder of 2012.

The Technology segment recorded a special charge in the quarter of $3 million which, in conjunction with other voluntary terminations during the quarter, are expected to yield $3.1 million savings over the remainder of 2012. Strategic Communications recorded a special charge in the quarter of $4.5 million, which is expected to yield $2 million in savings over the remainder of 2012. And finally, the corporate unallocated SG&A groups recorded a special charge — a small special charge in the quarter of $100,000, which is expected to yield about $400,000 in savings over the remainder of 2012.

As stated previously, we expect these actions to result in operational savings of $14.9 million in total for the remainder of 2012, with roughly half of that amount impacting each of quarters three and quarter four of 2012. Returning to the $4.1 million revaluation gain, the Company reduced its acquisition-related contingent consideration liability related to its acquisition of FS Asia Advisory Limited.

This reduction was based upon a revaluation of the consideration expected to be paid during the remainder of the (Inaudible) earn-out period. The resulting reduction of liability was reported as income, and is included within the acquisition-related contingent consideration line item in the condensed consolidated statements of comprehensive income, which increased adjusted EBITDA for the quarter by $4.1 million, increasing the adjusted segment EBITDA of the Corporate Finance/Restructuring segment by $3.8 million, and the adjusted segment EBITDA of the Forensic and Litigation Consulting segment by $300,000, and increasing EPS and adjusted EPS for the Company for the quarter by $0.10. Jack, I will turn it back to you.

Jack Dunn - FTI Consulting, Inc. - President, CEO

Thank you. With that, we would like to open it up for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). We will go first to Tim McHugh with William Blair.

Tim McHugh - William Blair & Company - Analyst

Jack, I just want to follow up first on your comment on the e-discovery sector, and it becoming the competitive environment — becoming more mature and focused around some bigger players. I guess, just generally, could you elaborate on that? And is your comment meant to describe you — you expect some M&A-driven consolidation to happen in the near term, or would it just meant that, while there’s pricing pressure, it’s more rational than we may think about it? Just kind of elaborate on what — you make it seemed like a new comment.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

It’s Dennis, I’ll try to start that off. I think, as you know better than anyone, there’s been significant consolidation in the industry. The prices that were paid for companies were fairly high end on a multiple basis. And these big companies, while there may be strategic reasons to do it, they need to get a return. And a lot of the companies that have been acquired were fairly aggressive price competitors. And what we’re seeing, is more of a move to stabilize pricing and to try to go out in the

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

market, with either bigger or broader offerings. So I think while we’re not yet ready to say that all the price pressure has evaporated, we’re certainly seeing signs of some stability. And it’s our feeling that a lot of that is driven by the need to get a return on these acquisitions that companies paid a pretty high premium for. And obviously, one way of doing it is to increase your revenue base. As far as your question on will there be more consolidation, I think the answer will be yes.

Tim McHugh - William Blair & Company - Analyst

Okay, so that’s a change from even a quarter ago, when it seemed like you were saying the pricing pressure had gotten worse.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well, I think it’s — it’s — the pricing pressure on storage is always going to be there, basically driven by Moore’s law, so you have to overcome the decline and the cost of storage for people by more volume. That has not changed, nor do we believe necessarily that that will change. Our volumes over the last four years have probably tripled. But then the price has gone down almost proportionately. So I think that clearly we are seeing, in the big jobs, less price pressure, more demand from clients on performance, and so to a certain extent, maybe some self-selection out of the smaller guys that had been more price-competitive. So maybe it’s a combination of both more complexity in the work, ergo stronger demand for performance, inability of some of the smaller companies who are the most aggressive price competitors to be able to compete at that level.

Tim McHugh - William Blair & Company - Analyst

Okay, and then we look at the results of that segment, you gave us some details on the different components of the revenue lines there, which were up and down, but — how much, I guess — how much of the impact there is a large — or large cases rolling off? Are you comfortable that the — excluding that, the underlying business is stable? You know, competing well out there in the marketplace.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

The actual new business bookings have been very good. They have not been yet — some of them have the potential to be big — they have not been yet of the size to replace the burn-off of two significant, I would call, two of the largest relationships we’ve ever had. So I think, from an acquisition point of view, a quality of the client point of view, and the potential size point of view, I think we’re very encouraged going forward. But we just have to work our way through the burn-off of these two big accounts, as they drop significantly quarter over quarter over quarter. They’re being replaced, but in some of these, we are optimistic that the actual normalized run rates are going to increase significantly. But they’re — a lot of them are very new, and we’re just getting up to speed. But I think, from a competitive point of view, we feel very good. I think it’s just simply the dynamics of having two extremely large relationships that are finally slowing down.

Jack Dunn - FTI Consulting, Inc. - President, CEO

Yes, the other thing I might add, Tim, is the strategy we’ve taken where we have built up globally, where we own our own software and can control the quality of it. We — our people are the ones that use it, so we can control the reputation and the quality of the work that’s done. I think appeals very much to the corporate buyers, who are looking to pay a fair price to — looking to buy in large quantities, and need to have the response in terms of scale and footprint that the larger players can provide. So I think in that respect, we placed a large bet, and we think we’re poised for that bet to pay off.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Tim, we just replaced a significant competitor in a major Fortune 100-sized company that, you know, the switch out was because of quality, and scale, and ability to deliver.

Tim McHugh - William Blair & Company - Analyst

And does the second half guidance assume that the — those major cases continue to roll-off, and then are we going — are we — as we look to 2013, should we be at a point where this won’t be as much of an issue, or will the wind down of those?

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

We — in 2013, it should not be as much of an issue. We would expect the one relationship to be down to an immaterial level very quickly. The other one is a little harder to call. While it’s diminishing in scale, there are — there are sort of issues on the horizon that have now arisen for that client, and depending on how the client defends — decides to defend itself in those issues, that might put a floor under the decline for a while to where you might even benefit a little bit for some unplanned business from that over maybe the first and second [quarter] of next year. But I think, overall, we would expect those not to be material next year.

Tim McHugh - William Blair & Company - Analyst

Okay, great. Thank you.

Operator

And we will go next to Dan Leben with Robert W. Baird.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great, thanks. First, on the Corporate Financing/Restructuring segment. The charge during the quarter, relative to the savings significantly higher charge, relative to some of the other segments, can you just talk about why that is, and why not more leverage from the charge?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

It’s Dennis, again. It was a decision that we made on a very senior person in there, and it was an expensive decision, but we decided it was the best long-term decision to make. And so without going into a lot of detail, that — that’s the reason for the high relationship to the low number of people. Our team, that’s doing a great job of running Corporate Finance, felt that they needed to move in a different direction, and therefore, they needed to make a leadership change in conjunction with taking the charge.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Okay. And then on — still on that segment, can you talk about the level of success fees in the quarter? And you talked previously about being in the $100 million to $110 million range in that business. It’s been above that for two quarters in a row, now. Is the outlook now $110 million to $120 million for the rest of the year, or how should we think about that?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well, look, I think — I think we’ve had a good — we’ve probably taken share in at least North America, in an environment where clearly everybody is hanging on in an election year, trying not to put companies under, trying their hardest to keep companies alive. So the work that’s out there, we’ve been doing a great job in either representing the debtor- or the creditor-side of the work, number one. Number two, we’ve had a very good year in Latin America, and we expect simply that the macro issues that are down there, of the tremendous velocity capital coming in the — in some instances, in mature markets will bode well for us to help fix and solve of the problems that developed. I think our feeling certainly is that Europe is eventually going to have to pay the piper, that we keep reading about the governments, keep reading about the currency. But at the end of the day, the banks are pulling in their horns because of the lack of capital. There’s a low velocity of lending, and you have an awful lot of companies that are distressed.

And so we feel we’re very well positioned through the expansion that we made in our operations in Spain and Germany, and we’re looking to continue to expand restructuring over there. I would say we would view restructuring in somewhat of a (Inaudible) statement as an upside potential in the forecast. We clearly could benefit from some problems that we see are percolating, not only in our market domestically here, but in other parts of the world. And next year, depending on, obviously, the liquidity that is flushed into the market — probably by the Europeans — it could be a very busy year for them. As Jack said in his speech, we are hearing from a lot of the hedge funds, that they are positioning themselves to be a player next year in buying debt and buying assets off the bank balance sheets, because they feel the banks are finally going to be forced to look to an external means to clean up their balance sheets. So we would view restructuring as an upside, given the economic forecast that you and all of us are looking at right now, there’s sort of not much going on in North America, some excesses in Latin America and serious problems in Europe.

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Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great. And then lastly, just to follow up on Tim’s question, some very large technology players getting into the e-discovery space. Longer term, are you guys going to have to look to partner, or do something to add some scale to the perception of that business, or do you feel that you can compete as a standalone in that market?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well, I think on a quality basis, we definitely feel that way. We just, as I mentioned to Tim, took a very big client away from a very large — larger-than-us type of competitor, and it was on a quality issue. I think that — look, I think that Jack said it right, we like the hybrid offering, we like the fact that we’re offering a technology solution that can be proprietarily keyed to the client needs by people who are experts in using the technology, and it’s just not an off-the-shelf type of product. We are excited by the response from the industry analysts so far, and from the customers that are trying our new Ringtail release. We think that it is a significant step-up for us on usability, user-friendliness, and feature-set capabilities. So I think — yes, we feel we’re well positioned to compete, we feel we’re winning in the markets that we’re trying to play in, which is in the upper end. And we feel — again, as these two big accounts burn off, and you basically are replenishing them — that towards the end of the year, as Jack said, that run rate’s going to increase and we expect 2013 to be a good year.

Also, I think — remember, that group benefits significantly as well from capital markets work, especially M&A and second requests. And our economists have never had more perspective backlog engagements than they had. Now, you can turn around and say maybe a lot of the companies are simply voyeurs, and they’re looking at deals, and they want to make sure if they make a move on it, that they can get it approved in either Brussels or Washington. But if there’s any kind of an indicator, either after the election, when there’s some degree of stability or predictability, or after maybe more settling down in the European marketplace, I think a lot of those are going to mature and Technology is going to benefit from those [sector] requests because they tend to be large, they tend to be intense and short term, and we would expect a lot of those probably fall in 2013.

Jack Dunn - FTI Consulting, Inc. - President, CEO

If I can add one thing to that. The legal market, where we’ve been involved for — the Company is almost 30 years old now — is — has some idiosyncrasies or quirks. And one of the tremendous assets we have is the people in our Technology business. Because as we move — one of the focuses of the business, as you well know, is in that area of discovery where you do the predictive coating, which — where you hope to replace manual and people with technology. And that’s not just a matter of having the best programmers or whatever, it really is a matter of the translation of the technology into the legal business, where judges and others want to hear intellectual capital opine as to the dependability and the predictability of moving that process from manual into technology. That’s the piece we have, that makes us different from other areas, where you have the typical consolidation of technology into bigger players who can get more leverage out of shrink wrapping the products.

So you’re never going to divorce this business from that, and especially in the next couple of years, as the world moves from manual and people solutions to technology solutions, that’s really something important. So your question was kind of couched — do we need to partner with somebody who’s a bigger player? I think, quite possibly, some of them are going to need to partner with us, in terms of the reception of their products to attack that portion of the market.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great. Thanks, guys.

Operator

We will go next to Paul Ginocchio with Deutsche Bank.

Paul Ginocchio - Deutsche Bank - Analyst

Thank you. In your second quarter, in the Corp Fin/Restructuring, was there any significant completion fees, and do you have the $5 million completion fee for Lehman contemplated in your second half guidance, or in your 2012 guidance? And second, can you just talk about free cash flow for 2012? It looks a little bit weaker than the first half of 2011, it looks like accounts receivable has gone up. Can you just talk about what you think about free cash flow and accounts receivable in the back half? Thanks.

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Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

The answer was we had no material [success] fees in the quarter that would be out of the norm, and as of right now, our feeling is that the Lehman fee, most likely, is going to fall into 2013. As far as the cash flows, I’ll let Roger elaborate on that. I think the major impact on cash is the growth of our economic segment, the bulk of which are almost always hired through a law firm for a wide variety of reasons. And that’s just simply, as an industry, tends to be a slower collection cycle. On the other hand, it’s de minimis bad debt, so it’s money good but it’s simply, as they grow, it’s simply stretches our days out. And with the best collection that we normally have is in Corporate Finance, and that’s normally driven because a court controls it, and they’re paying you on a regular basis, and if that group declined, it’s now starting to pick back up, that just, again, automatically pull the days down. So Roger, you might want to elaborate?

Roger Carlile - FTI Consulting, Inc. - CFO

Yes. I think our days outstanding, as Dennis mentioned, beginning last year — the middle of last year, we spoke about the fact that we had some shifting mixes as our — of our businesses in the relative days outstanding profile that those businesses had. With some of the business in Corporate Finance in the North American markets changing from the greater bankruptcy court control payments to debtor side, as we heard, and also Asia Pacific having — and the bankruptcy or restructuring business having a differing profile, it had a longer payment, as well.

Also the mix, as Dennis mentioned, as Economic Consulting becomes a more significant portion of the total, that their longer — typically longer DSO or pay cycles shift to corporate DSO. So we’ve had — that’s been the primary shift. It started last year, it’s mostly the case completed that shift, but we’ve had FLC, as it’s become a bit more in that cycle like Economic Consulting. We’ve seen our DSOs move up a little bit. I think, as you look forward into the remainder of the year, the fourth quarter is always our strongest cash collection quarter. I think the third quarter, that’s going to be a focus as well, though I would expect our free cash flow to be across the full year in light of the total results of the company being a little flatter than we expected, being relatively consistent with what was expected for free cash flow.

Paul Ginocchio - Deutsche Bank - Analyst

So, can you just remind me, what was expected for free cash flow? You’ve given a pretty tight EPS guidance range, so can you give us the operating cash flow, or free cash flow range?

Roger Carlile - FTI Consulting, Inc. - CFO

Well, we haven’t historically disclosed free cash flow as a metric, but our cash flow from operations — I can tell you what — I think you’re looking at probably in the range of $150 million to $175 million.

Paul Ginocchio - Deutsche Bank - Analyst

Thank you.

Operator

And we’ll go next to Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

I wonder if you guys could talk about — you mentioned the catalysts for 2013 now in the pipeline, I think you talked about three liability, SEC and then some discovery engagements. I wonder if you could talk about how we should think about those as — maybe you can give us some framework around the size of them versus other engagements that you’ve had in the past, and the tale on them. Any indication of what they can mean for your — I know it’s early to ask about numbers — but what they can mean for your business?

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

It’s Dennis, again. I’ll try to start off. I think, from the point of view of economics that one, we should look at simply the backlog of the engagements that we’re getting on a [prospective] basis for M&A. And as Jack said in his speech, these are really sort of take a look at this for us type of engagements. Can we get this approved if we make this move, or if we and this other company decide to get together. So I think if that starts to shake loose, given the sheer number that we’ve been retained on, then that really heats up that significant revenue that would rival — some of those would rival the big deals that we were working on last year, which were significant revenue generators, and that would have a major impact on that group.

The other is, I think so far, we’ve got approximately 20 engagements in predominantly Econ in LIBOR. I think it’s too early to understand where that’s going to go. I think we’ve heard arguments that it’s Armageddon for a bunch of these banks, given the impact that LIBOR pricing had on people buying investments (Inaudible — Technical Difficulty) and that the civil lawsuits are going to be massive, not even counting the governmental issues. Most of that right now is in governmental investigation, with a lot of civil lawsuits being filed. So the civil lawsuits will clearly wait to see the result of the governmental investigation, whether or not you have banks resisting, whether the government investigations turn criminal, or whether they almost — or whether they get settled. But that has the potential to be very big. I think it will impact us across more of the segments than just Econ. But the majority of our engagements right now are in Econ.

In FLC, we’re seeing significant growth in our global GRIP practice, which is our special investigation practice. A lot of that is driven by institutional investors that are moving money into new areas of the world, that feel they need a much different type of diligence done on the investment or on the potential partners or companies that they’re investing. And we’re seeing a pickup significantly in Latin America and Asia, continued growth, and we’re also seeing significant business now being generated in Central Europe, in a lot of the old Soviet republics and down in Africa and the Middle East. So that looks very good.

I think we would expect — just normally when an election ends, one of two things happen. You have the incumbent return, and a lot of things that were on people’s plates to launch as far as investigations or litigations come to fruition. If the incumbent does not return, then a lot of those people are moving out, and you’ll have a hiatus as new people come in. But then you’ll have new interests, new energy, and so I would say the election, one way or the other, is going to help us. If the incumbent comes in, it might be a little bit faster, if it’s a new group coming in, it might be the second half of next year. But just simply getting out of this election cycle, where so much of the enforcement agencies sit on their hands to see what’s going to happen, will be a help.

I think outside, which may not be a great story for the rest of the world, is restructuring. It is clearly building, it is moving off of the floor. We’re not trying to declare that we’re in a fluffy restructuring market yet, but we are certainly seeing signs of increased activity, as I’ve said before, in other parts of the world. And again, I think the one area that’s very difficult for us to forecast is the capital markets. And we are the biggest player in Europe in the capital markets in communications. And clearly, if that’s just solidifies and stops declining in volume the way it has in the last three years, then we’ll be a beneficiary. If it increases, then we should have major upside leverage to it. Anyone else care to comment? Jack?

Jack Dunn - FTI Consulting, Inc. - President, CEO

No, I think it is right on.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay, great. And then in just looking — I’m curious. Investors have often looked at FTI as sort of a stock that performs when the economy is at, one way or another, either the extreme of a negative or the extreme of a positive. I wonder if you could talk about what would give them more comfort, especially at present levels that this is a business that can outperform when the economy sort of waffles. And I wonder if you could just talk a little bit about that. And have you seen any fundamental shifts in the way that practices go to market?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Number one, go back and look at our numbers in 2007 and compare them to whatever peer numbers in GAAP. And look at our growth from 2007, even today, be in earnings, cash flow and revenues, and look at the other companies. I mean, a lot of the other companies last year showed good quarter-to-quarter numbers, but they were comping horrible quarters, and some of them haven’t returned to the profitability that they had in 2007. But I would say, look at our numbers over what has been described as a great recession, and I think what you’ll see is we continued to grow. We continued to increase profitability, we did not go backwards, and so I think that’s probably one of the best ways of looking forward. That, if in fact, things slowed down significantly, would we do well? I think five years from 2002 to 2007, we had spectacular growth, and clearly we’ve benefited from upmarkets, so we wouldn’t argue that we don’t do well in upmarkets.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

And I think right now — we made bets three years ago, globally, we’re sticking with those bets. We are growing globally. And I think long term, it’s going to pay off for our investors significantly, but you have to stick with these bets, even in the face of tough economic times. Because the worst thing you could do is to turn around and abort a significant strategy that we all believe is not only necessary to serve our clients but to, in the best long term interest, to building the enterprise. So I think our numbers over the great recession, and our numbers prior to that pretty much speak for themselves that there hasn’t been that much of a material change, if anything we’ve probably balanced even better, good times to bad times. And I think that clearly, the argument that if you get sort of stuck in the middle, you get stuck in middle results probably has some validity, because you can just look at some of the groups are balancing out the declines in other groups. So we’re not down 10%, 15%, 20% across the whole company, we’re about breakeven and flat revenue-wise, when you count currency. So I think the numbers speak for themselves, especially when you compare them to other companies, and you realize that a lot of those companies have yet to see the level of profitability that they achieved to 2007.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay, then just my last question. Any thoughts — are we done with the restructuring charges for this year, or do you expect anything going forward? Thanks.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

We could have some minor — I mean, we — we are consolidating offices in certain cities, where, because of acquisitions and things, we ended up with two and three offices, and we’re trying to consolidate that, just more efficiency and then to eliminate redundant office space. If there’s a chance, you’ll see some come through, but it would not be anywhere near the scale of what you saw, and it would really be derivative of what we did. Just — it would be an action that we couldn’t get finished in the second quarter, that might leak into the third, but it long term, it would have a positive cash flow and positive GAAP earnings impact.

Jack Dunn - FTI Consulting, Inc. - President, CEO

To be clear, facilities not people.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes.

Operator

And we will go next to Kevin McVeigh with Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great, thank you. I just wonder, if you look at the revenue adjustment relative to earnings, it’s clearly more in the earnings side relative to revenue. I just wanted to get a sense — is that more a function of just more confidence in the 2013 outlook, that you’re keeping the cost structure more intact, or was it just a leverage in the model? And just any thoughts around segment contribution, as we think about back-half 2012. And I know it’s obviously early for 2013, but just how you’re thinking about 2013 across a couple of the segments if you would.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I think, again, we are as conscious of operating leverage as anyone, which is one of the reasons why we just took the charge. I think that there’s some expenses, R&D for example, marketing, I mean, you’re not going to cut back. I mean, you need them for long-term enterprise growth. The buildup of our support systems, and the buildup of our operations in Asia and Latin America, it is not cheap to do that. On the other hand, we’re really getting revenue numbers and scale out there to where these operations are significant earnings contributors to us. And then we digested a very difficult — but what’s turning out to be a very good — acquisition over the year in LECG. And that was not inexpensive the way we had to do it, we sort of have to pull it out and replicate, it was getting all the people, but not getting any of the infrastructure or anything, and I think that’s now lining out. Roger, any [granular] comments on this?

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

Roger Carlile - FTI Consulting, Inc. - CFO

Well, I think in one respect, as we saw in the first quarter, the SG&A was significantly over the prior year, and that — some of that built because of LECG, as was mentioned bringing them in, and some of that for the investments. So some of that leverage difference between the revenue and the earnings was built into the Q1 results. As you look at the leverage in the SG&A across the back half of the year, I think you would expect to see that run consistent to what we saw in Q2.

Kevin McVeigh - Macquarie Research - Analyst

Got it. And then, Roger, just how much within the SG&A is kind of investment, if you would, overall in 2012 versus 2011, if you could just give us a sense of that?

Roger Carlile - FTI Consulting, Inc. - CFO

I think, in one sense, everything we do in the infrastructure of the firm is investment because it’s all built to support. In terms of enhanced investment, if you look at Q — at 2012 versus 2011, the things that you see that impacted SG&A in a — in an increased fashion was, as I said, the full year effect of LECG, the full year effect of the growth in our Asia operations. We brought online, in the middle of last year, our Asia data operation center, our shared services centers, we moved our teams into — in combined locations, so all of that occurred in — in the middle- and late-second quarter of last year. That’s all increased investment. I think you’ll probably — the things we spoke about in Q1 that impacted Q1, some of the wrapping up of our website completion, some of the marketing programs, our leadership program that we referenced at that time, those where all investment in 2012 relative to 2011. But now, I think, as you look forward for the remainder of the year, I think you’d expect to see a relatively consistent SG&A expense line versus Q2.

Kevin McVeigh - Macquarie Research - Analyst

Super. Thank you.

Operator

We will go next to Tobey Sommer with SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks. My first question is regarding your own capital deployment. You have got a share repurchase that you authorized, I think, just a couple months ago, and earlier in the year, maybe it was (Inaudible) last year, I think that you had expected this year to be one of industry consolidation, and I wonder what you think your role in that may be if you still think it is the case?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

It’s Dennis, Tobey. Number one, we did retire our convert, which was about $150 million, we retired at approximately half out of just existing cash and to be prudent, half out of taking the line down for $75 million. The plan would be as quickly as possible, we would pay that $75 million off in the line with specifics of the normal cash flow that came in. So we reduced debt, and therefore, you could argue increased capacity by $150 million once we exit the line. The Company is extremely well positioned to access the capital markets. Obviously, you are well aware of the costs of capital in the debt markets right now. Our debt is rated very attractively, institutional investors on the yield basis. And to end — so once we feel we can get the capital for whatever we need, be it share repurchases, or acquisitions, into — we intend to be part of the group to consolidates the industry. And we are in discussions, as we normally are, with numerous parties about ways of consolidating the industry.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

I had a follow-up question on the potential for the LIBOR investigations. Just to play devil’s advocate for a second, I understand the magnitude of the financial instruments that are impacted by LIBOR. How hard do you think — do these regulators really want to sap capital and fine money center banks at this point in the economic environment?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I don’t have a crystal ball. Number one, I think it’s hard to look at one bank and find them hundreds of millions of dollars, and then look at the guys on the other side of the email trail and not do something to them, so I just think that there is a quid pro quo that probably exists. I think Deutsche Bank came out with a statement, sort of saying, ‘Well, yeah, we know we had people in the company that didn’t act right, but they’re down low in the organization, it wasn’t the top guys.’ So I think you’re seeing banks, because they know this is all going to be discovered, start to fess up. I think — I don’t disagree the regulators don’t want to weaken the banks any more, but I think the real business for us is going to be on the civil litigation. I think Warren Buffett came out and said himself. He said, ‘I’ve owned, on or off, more than $1 billion of auction rate preferreds in Berkshire Hathaway for the last ten years,’ and he said if they’d been mispriced by 0.25 point for ten years, that’s real money. So I think if you have big institutional investors that are buying paper that is priced off of what these guys do, and as the governments do these investigations, what they find it doesn’t tend to look better, it tends to look worse, and they tend to get a hold of some of these individuals and they get them to turn against their own companies, and turn against the guys who are on the other side of the email, chatter, et cetera. So I don’t think we pretend to understand how aggressively the government want to go against the banks, I think now they’re sort of locked in a corner where they have to, number one.

And in Europe, this has become a big political football. So you do have a lot of political parties over there that are not bank friendly, that are sitting back and saying this is straw that broke the camel’s back. These guys, we knew they were cheating in everything and now, they’re cheating in one of the main things, the prices, investments. So I think the civil side of this could be big. Regulatory side, I think, will have some degree of parity with what we saw with Barclays, because I don’t know how they’re going to be able to do nothing to the other banks, especially when they’ve got emails where Barclays guys were talking to the other banks to collude on the rates.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks for the color, just two follow-ups. One, can you assess what you think your market share might be in those LIBOR investigations? And also comment whether you think your international footprint and strong London presence has been key in winning those assignments? Then for Roger, the cash flow from operations that you sited of $150 million to $175 million, is that an annual number? So that if we look at the negative seasonal cash flow to year-to-date, it would be a back-end heavy year above that $150 million to $175 million, to get you to the full year number? Thanks.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

As far as speculating on our share, I don’t have any ability to do that. Obviously, we have been retained very quickly, and especially some of the named expert economists, because I think the defense teams were trying to make sure they got the best very quickly to put on their defense teams. I think having a significant operation in London didn’t hurt, although our retentions are both in the U.S. and in Europe. Finally, Roger, I’ll yield to you on the last question.

Roger Carlile - FTI Consulting, Inc. - CFO

Right. I think that is an annualized number. If you look at last year, for example, we generated $185 million of cash flow from operations in Quarters 3 and 4 of 2011. As you know, the first quarter of each year, because of bonus payments and those types of things, typically is a quarter where we don’t generate cash flow from operations. So we would expect to have our typical sort of operations on that level, and have strong cash flow from operations in Quarters 3 and 4 to get us to that level across the full year.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much.

Operator

And we will go next to David Gold with Sidoti.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

David Gold - Sidoti & Company - Analyst

First, on the slowdown in enforcement, is kind of similar to what I remember from four years ago but different, certainly, than I think from what we remember from eight years ago. Obviously, this is a closer election, but is it as simple as just getting through the election for things to pick back up? Or are folks already out there potentially circulating resumes, in which case, there’s still a lag even if the incumbent stays in?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes. David, it’s a good question. I — there clearly are people that their resumes were out four years, no matter who wins, they think is enough in public service, and they want to capitalize on their Washington relationships while they’re still fresh in whatever professional group they go into. But I think you will see attrition even if the incumbent is reelected. On the other hand, you do have pent-up investigations. You have things that are being carried on that, no matter who would come in, one, the leadership would probably replace faster by the incumbents, and two, you would have a group of people ready to pull the trigger and go on things. Where if you have a change, then I think you have more, one, you probably have a little longer lag to sort of fill up the top group. You have more resignations for obvious reasons. And you probably have more of just a practical, political, philosophical assessment of what they’re looking at on an enforcement and on an investigative basis. So I’m sure, even if Obama wins, there could be some lag in some departments. Because you’re right, there are people who have put them on notice that they’re not coming back or have already resigned. But I think I’m not trying to say how to root, but it might be a little faster in moving for what they have pent-up versus a new administration coming in.

David Gold - Sidoti & Company - Analyst

Got you. And (Inaudible) just follow on through that timetable, I’m thinking it was — I think you said earlier that for a new administration, it could be into the second half of next year.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I think that is what happened with Obama. I think it took him about six months at least to get, you know, a lot of the agencies populated, to get leadership approved, and to get them cranked up and make a philosophical change from the, you know, from the prior administration.

David Gold - Sidoti & Company - Analyst

Got you. One other quick one. On the technology side, can you speak to what you’ve seen, the issue of pricing versus volume? How much of a decline was maybe price versus volume, if there is an easy way to call that out.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well, I think, it’s not easy. I think the volume is increased in hosting, the pricing has gone down. That’s sort of the same pattern we’ve seen over [and over] again. And that’s very, very market-driven. I think that in the big jobs, we’re seeing pricing start to solidify second quarter over first quarter to where a bunch of the jobs, it seems to be less of a consideration to these big clients than it is the ability to deliver and produce. So I think we’re seeing some firming Q2 over Q1, as Jack said, and yet a continued decline, but then a continued match with increased volumes in hosting.

David Gold - Sidoti & Company - Analyst

Got you. Thank you.

Operator

And we will go next to Jim Janesky with Avondale Partners.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

Jim Janesky - Avondale Partners - Analyst

Good morning. When you look at your outlook for the Corporate Finance and Restructuring segment, you had — historically — over the last six months, talked about maybe the middle of 2013, where towards the end of 2013, it looks like your expectation for that timetable might have moved up a bit, depending upon what happens over the next four or five months, yet you took the largest restructuring charge in that segment. Was that because it was — like you had talked about the one or two individuals that skewed that number, is that correct?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Jim, it’s Dennis. The charge there is not related to our expectation of the market. The charge was related to a change in leadership, and the individual that generated the bulk of the charge with a very high leader. It was something we decided we needed to move in a different direction. And it accelerated a lot of equity that the person had because they were terminated, and it was the equity acceleration that drove the magnitude of the charge. So that charge is not related to an expectation of performance by that group.

Jim Janesky - Avondale Partners - Analyst

Okay. Now on the flip side, you took charges in a couple other segments like FLC and Tech that is going to result in outsized savings as you move forward, and you said — was that mainly due to your comment about voluntary attrition? If so, why did they leave.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Let’s let Roger answer that on a granular basis.

Roger Carlile - FTI Consulting, Inc. - CFO

Yes. I think, first and foremost, the bulk of the charge is related to the individuals who were terminated without cause in the — in the — over the quarter, the bulk of those being the last days of the quarter. But when you are identifying that situation as FLC and Technology were during the quarter, they also take advantage of ways that people can be terminated, that aren’t a termination without cause. So we group that under the voluntary terminations. They also, in the FLC situation, were able to, in speaking with some of their people, reduce fixed levels of compensation during this period. So when you bring all of those three things together, the terminations without cause, the voluntary terminations, and the other fixed salary adjustments, you get the size savings that you did relative to the charge.

Jim Janesky - Avondale Partners - Analyst

Okay, that is helpful. Shifting to the Technology segment. There have been companies in this space recently that reported weak results, but were more focused on document review than electronic discovery, I would say. What is your outlook for the two different markets, and — especially when there is going to be more and more pressure on speed and the ability to review more documents per hour?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I’ll start off. I think, number one, Jack put it very clearly that the big leap in the Technology appears to be moving towards predictive coding. And clearly — so you’re literally setting up a database that allows itself to be managed, on a technological basis, more efficiently. You have the coding on a predictive basis, to where those documents could be called much easier, they can be produced much easier, there still needs to be, obviously, eyeballs on them at the end for final judgment. And I think the main thing there is convincing the courts and the various parties that using this statistical algorithms, matched up with the predictive coding, produces an acceptable search and result of a high end of percentage of accuracy to replace the effort to get 100% right and have an awful lot of hands on screens or document-type of reviewing. I’m not trying to say document review is going away, it certainly is going to be there. I think that the whole area of how we apply technology in the courtroom to this is changing very, very rapidly. And so much of it is driven by the sheer explosion of electronic information and the costs involved in trying to find, investigate and produce that information.

AUGUST 02, 2012 / 01:00PM GMT, FCN - Q2 2012 FTI Consulting, Inc. Earnings Conference Call

So I think that more and more of the search and the hosting and the retrieval will be done technologically. Less and less, in our opinion, will be done with human touch, with more of the human touch coming at the end of the cycle. But I think right now, we know where it’s going. Predicting how rapidly it’s going to get there is a little difficult. We feel we are very well-positioned for the transition. So we operate very, very well with document reviewers. Our acuity accelerates the efficiency of document reviewers. So it’s a product being used by document review companies, as we speak, to accelerate their efficiency. And clearly, with predictive coding and the increased efficacy of the technology, I think you’re going to see more and more of review done by the systems, and not done by people.

Jack Dunn - FTI Consulting, Inc. - President, CEO

Yes. Also, the other thing is the fact that there was — there is so little major M&A work going on, in terms of actual transactions can’t affect just us, I mean, it’s got to be across the market. And those document reviews and the second-request cases are one of the quickest and most dial moving things you can have. So I wouldn’t discount that as a factor across everybody in the quarter.

Jim Janesky - Avondale Partners - Analyst

Okay, thank you.

Operator

With no further questions in the queue, I would like to turn the conference back to Jack Dunn for any additional or closing remarks.

Jack Dunn - FTI Consulting, Inc. - President, CEO

Okay, great. Well, I would like to again thank everybody for being with us this morning and today. We will look forward to speaking to you at our next conference, and I’m sure we will be speaking to many of you now that our quiet period is over, and we can talk. We look forward to that. Thank you.

Operator

This concludes today’s conference call, we thank you for your participation.